UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

DECEMBER 31, 2004

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(832) 204-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Effective December 31, 2004, our 2004 Employee Incentive Plan (the “2004 Plan”) was amended to increase the aggregate number of shares that can be issued under the 2004 Plan from 750,000 to 2,750,000.  The 2004 Plan permits us to grant to our management and other employees shares of common stock with no restrictions, shares of common stock with restrictions, and options to purchase shares of our common stock.  Consent of our majority shareholder, PHAWK, LLC (“PHAWK”), to the amendment of the 2004 Plan was obtained on November 29, 2004.  We mailed a definitive Information Statement on December 11, 2004, notifying our shareholders of the amendment to the 2004 Plan and of the events set forth in Items 3.03 and 8.01 below.

Item 3.03               Material Modification to Rights of Security Holders;

Item 8.01               Other Events

On December 31, 2004 each outstanding share of our Series B 8% Automatically Convertible Preferred Stock (the “Series B Preferred Stock”) converted into ten shares of our common stock.  Accordingly, 2,580,645 shares of our Series B Preferred Stock converted into 25,806,450 shares of our common stock.  In addition, our Certificate of Incorporation was amended to increase the number of our authorized shares of common stock from 50,000,000 to 75,000,000 effective December 31, 2004.  PHAWK approved the issuance of common stock upon conversion of the Series B Preferred Stock and the amendment to our Certificate of Incorporation by written consent on October 29, 2004 and November 19, 2004, respectively.

As a result of the conversion of the Series B Preferred Stock, we currently have approximately 39,788,000 shares of common stock outstanding, compared to approximately 13,982,000 shares of common stock outstanding as of November 29, 2004.  Prior to the conversion of our Series B Preferred Stock, PHAWK held 7,575,757 shares, or about 54%, of our common stock.  Additionally, as a result of the conversion of our Series B Preferred Stock, PHAWK owns approximately 19% of our outstanding common stock.  Giving effect to the exercise of warrants to purchase approximately 5,000,000 shares of our common stock held by PHAWK and conversion of a convertible note into approximately 8,750,000 shares of our common stock owned by PHAWK, PHAWK would own approximately 40% of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

PETROHAWK ENERGY CORPORATION

Date: January 6, 2005	By:	/s/ Shane M. Bayless
Shane M. Bayless
Vice President-Chief Financial Officer and Treasurer

End of Filing